April 28, 2006

Metropolitan Series Fund, Inc.

501 Boylston Street

Boston, Massachusetts 02116

Re:	Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to the Metropolitan Series Fund, Inc. (the “Company”) in connection with Post-Effective Amendment No. 44 to the Company’s Registration Statement on Form N-1A (File Nos. 002-80751 and 811-03618, the “Registration Statement”) relating to the registration of an indefinite number of shares (the “Shares”) of capital stock, par value $.01 per share, of the Company’s Met Life Conservative Allocation Portfolio, MetLife Conservative to Moderate Allocation Portfolio, MetLife Moderate Allocation Portfolio, MetLife Moderate to Aggressive Allocation Portfolio, MetLife Aggressive Allocation Portfolio, BlackRock Investment Trust Portfolio, BlackRock Large Cap Value Portfolio, BlackRock Legacy Large Cap Growth Portfolio, Capital Guardian U.S. Equity Portfolio, Davis Venture Value Portfolio, FI Large Cap Portfolio, FI Value Leaders Portfolio, Harris Oakmark Large Cap Value Portfolio, Jennison Growth Portfolio, MetLife Stock Index Portfolio, T. Rowe Price Large Cap Growth Portfolio, Zenith Equity Portfolio, BlackRock Aggressive Growth Portfolio, FI Mid Cap Opportunities Portfolio, Harris Oakmark Focused Value Portfolio, MetLife Mid Cap Stock Index Portfolio, Neuberger Berman Mid Cap Value Portfolio, BlackRock Strategic Value Portfolio, Franklin Templeton Small Cap Growth Portfolio, Loomis Sayles Small Cap Portfolio, Russell 2000® Index Portfolio, T. Rowe Price Small Cap Growth Portfolio, FI International Stock Portfolio, Morgan Stanley EAFE® Index Portfolio, Scudder Global Equity Portfolio, BlackRock Diversified Portfolio, MFS Total Return Portfolio, BlackRock Bond Income Portfolio, Lehman Brothers® Aggregate Bond Index Portfolio, Western Asset Management High Yield Bond Portfolio, Western Asset Management Strategic Bond Opportunities Portfolio, Western Asset Management U.S. Government Portfolio and BlackRock Money Market Portfolio (each, a “Portfolio”) under the Securities Act of 1933, as amended.

We have examined the Company’s Articles of Incorporation, as amended and supplemented (collectively, the “Articles”) and the Company’s Bylaws, as amended. We have also examined such other documents and records as we have deemed necessary for

Metropolitan Series Fund, Inc.	April 28, 2005

the purposes of this opinion. Additionally, we have assumed that, as of any date of determination, the number of issued Shares of each class and Portfolio will not exceed the number of such Shares authorized to be issued under the Articles.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be offered and sold pursuant to the Registration Statement have been duly authorized for issuance by the Company under the laws of the State of Maryland; and

2.	Upon the issue and sale of any such authorized Shares and upon receipt by the Fund of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP